Assumption Agreement, executed October 13, 2006, between the Company and CorCell, Inc.
EX-10.79

Exhibit 10.79

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into to be effective as of the 12th day of October, 2006, by and between CorCell, Inc., a Delaware corporation (“Seller”), and Cord Blood America, Inc., a Florida corporation (“Buyer”).

BACKGROUND

This Agreement is made pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”) of even date herewith by and between Seller and Buyer, in which Seller is concurrently herewith selling, transferring, conveying, assigning and delivering to Buyer the Acquired Assets, as defined in the Asset Purchase Agreement.  Capitalized terms used and not defined herein shall have the meanings given to them in the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, as part of the consideration for the Acquired Assets, Buyer is required to assume and agree to perform, pay or discharge, when due, certain Assumed Obligations, as defined in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

1.

Seller herby assigns, and Buyer hereby assumes and agrees to pay, perform and discharge, in accordance with their terms, the Assumed Obligations.

2.

The assumption by Buyer of the Assumed Obligations shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of Buyer under the Asset Purchase Agreement.

3.

Nothing contained herein shall change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the Asset Purchase Agreement in any manner whatsoever.  This instrument does not create or establish liabilities or obligations not otherwise created or existing under or pursuant to the Asset Purchase Agreement.  In the event of any conflict or other difference between the Asset Purchase Agreement and this instrument, the provisions of the Asset Purchase Agreement shall control.

4.  Nothing contained herein shall confer any rights on any third party or in any way enhance or expand the rights of any third party with respect to any of the Assumed Obligations, and Buyer reserves any and all defenses, rights of offset, claims and counterclaims that either the Seller or Buyer may have with respect to any of the Assumed Obligations.

5.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware applicable to contracts to be performed entirely within that state, without giving effect to the principles of conflicts of law thereof.

6.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the day and year first above written.

SELLER:

CORCELL, INC., a Delaware corporation

By:	/s/ Marcia A. Laleman
Name:	Marcia A. Laleman
Title:	President

BUYER:

CORD BLOOD AMERICA, INC., a Florida corporation

By:	/s/ Matthew Schissler
Name:	Matthew Schissler
Title:	Chairman and Chief Executive Officer